Exhibit 3.146

CERTIFICATE OF MERGER MERGING PITTSBURG DISPOSAL, INC., WIMPY’S TRASH SERVICE, INC. AND B&B REFUSE, INC. INTO MISSOURI DISPOSAL, INC.	FILED DEC 30 1994 OKLAHOMA SECRETARY OF STATE
     Missouri Disposal, Inc., an Oklahoma corporation, pursuant to Section 82 of the Oklahoma General Corporation Act,
DOES HEREBY CERTIFY:
     FIRST. That the name and state of incorporation of each of the constituent corporations is Pittsburg Disposal, Inc., an Oklahoma corporation; B&B Refuse, Inc., a Missouri corporation; Wimpy’s Trash Service, Inc., a Missouri corporation; and Missouri Disposal, Inc., an Oklahoma corporation.
     SECOND. That a Plan and Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 82(c) of the Oklahoma General Corporation Act;
     THIRD. That the name of the surviving corporation is Missouri Disposal, Inc.;
     FOURTH. That the certificate of incorporation of Missouri Disposal, Inc. shall be the certificate of incorporation of the surviving corporation, provided, however, that the First Paragraph of the Certificate of Incorporation shall be amended as of the Effective Date of the Merger to read:
“FIRST. The name of the corporation is:
American Disposal
Services of Missouri,
Inc.”
     FIFTH. That the executed Plan and Agreement of Merger is on file at the principal place of business of the surviving corporation, which is located at 204 N. Massey Blvd., Nixa, Missouri 65714; and
     SIXTH. That a copy of the Plan and Agreement of Merger will be furnished by the surviving corporation, on request and without cost, to any shareholder of any constituent corporation.
     SEVENTH. The authorized capital stock of each constituent corporation that is not an Oklahoma corporation is as follows:

     1. B&B Refuse, Inc. is a corporation organized and existing under and by virtue of the laws of the State of Missouri and has an authorized capitalization of 1,000 shares of Common Stock, par value $100.00.
     2. Wimpy’s Trash Service, Inc. is a corporation organized and existing under and by virtue of the laws of the State of Missouri and has an authorized capitalization of 300 shares of Common Stock, par value $100.00.
     EIGHTH. This merger shall be effective at 11:59 p.m. CST, December 31, 1994.
     IN WITNESS WHEREOF, Missouri Disposal, Inc. has caused this certificate to be signed by its President and attested by its Secretary this 29th day of December, 1994.

MISSOURI DISPOSAL, INC.
/s/ Rich De Young
Rich De Young, President

Attest:

/s/ Lawrence R. Conrath
Lawrence R. Conrath, Secretary

CONSENT TO SIMILAR NAME
TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA
     Pursuant to 18 O.S. 1986 Supp. 11141 or 54 O.S. Supp. 1984, 1303, whichever is applicable, the undersigned corporation or limited partnership hereby consents to the use of the name or a similar name.
1. The name of the consenting corporation or limited partnership is:

American Disposal Services, Inc. and is organized under the laws of the State of Oklahoma.
2. The proposed name of the corporation or limited partnership to which this consent is given is:

American Disposal Services of Missouri, Inc. and is organized or is to be organized under the laws of the State of Oklahoma.
3. In the event the proposed corporation name is identical to the consenting corporation’s name the consenting corporation is about to.
A.	Change its name .

B.	Cease to do business .

C.	Withdraw from Oklahoma .

D.	Be wound up .
     IN WITNESS WHEREOF, this corporation or limited partnership has caused this consent to be executed this 29th day of December, 1994.

/s/ Rich De Young By its ___ President

Rich De Young
(PLEASE PRINT NAME)

ATTEST:

/s/ L R Conrath By its ___ Secretary

Lawrence Conrath
(PLEASE PRINT NAME)

FILED
JUN 2 1993
OKLAHOMA SECRETARY
OF STATE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
     Joplin Disposal, Inc., an Oklahoma corporation (For “Corporation”),
DOES HEREBY CERTIFY:
     FIRST: That the Corporation’s board of directors, by the unanimous written consent of its members, filed with the minutes of the board, duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the shareholders of said Corporation for consideration thereof. Article I of the Corporation’s Certificate of Incorporation is proposed to be amended as follows:
     “The name of the corporation is: Missouri Disposal, Inc.”
     SECOND: That, thereafter, the shareholders voted in favor of the amendment pursuant to written consent given in accordance with the provisions of Section 73 of the Oklahoma General Corporation Act, and written notice has been given to those shareholders who have not consented in writing as provided for in Section 73 of the Oklahoma General Corporation Act.
     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 77 of the Oklahoma General Corporation Act.
     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and its Secretary this 1st day of June, 1993.

/s/ Ronald H. Burks Ronald H. Burks, President

Attest:

/s/ Dale F. Jordan Dale F. Jordan, Secretary

FILED
JAN 7 1993
OKLAHOMA SECRETARY
OF STATE
CERTIFICATE OF INCORPORATION
OF
JOPLIN DISPOSAL, INC.
     FIRST. The name of the corporation is:
JOPLIN DISPOSAL, INC.
     SECOND. The address, including the street, number, city and county, of the corporation’s registered office in this state is 5821 N. Grand Boulevard, Suite A, Oklahoma City, Oklahoma County, Oklahoma; the name of the corporation’s registered agent at such address is Ronald H. Burks.
     THIRD. The nature of the business and the purpose of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the general corporation law of Oklahoma.
     FOURTH. The total number of shares of capital stock which the corporation shall have authority to issue is 50,000 shares, designated as Common Stock, par value $1.00 per share.
     FIFTH. The name and mailing address of each incorporator is as follows:

Name	Mailing Address
Michael E. Joseph	Tenth Floor
Two Leadership Square
Oklahoma City, Oklahoma 73102
     SIXTH. The name and mailing address of the person who is to serve as director of the corporation until the first annual meeting of shareholders or until his successor is duly elected and qualified is as follows:

Name	Mailing Address
Ronald H. Burks	5821 N. Grand Boulevard
Suite A
Oklahoma City, Oklahoma 73118
     SEVENTH. For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, its directors and its shareholders or any class thereof, as the case may be, it is further provided that:
     (a) No election of directors need be by written ballet.

     (b) Prior to receipt of any payment for any of the corporation’s stock, the bylaws of the corporation shall be adopted, amended or repealed by the initial directors. Thereafter, the power to adopt, amend or repeal the bylaws is conferred on the board of directors.
     EIGHTH. To the fullest extent permitted by the Oklahoma General Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.
     I, the undersigned, for the purpose of forming a corporation under the laws of the State of Oklahoma, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 7th day of January, 1993.

/s/ Michael E. Joseph Michael E. Joseph

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